ARTHUR
                                    ANDERSEN

                               Arhtur Andersen LLP

                                                    1345 Avenue of the Americas
                                                       New York, NY 10105-0032



May 15, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam;

We have read Item 4 included in the Form 8-K dated May 15, 1998 of The Franklin Holding Corporation (Delaware) filed with the Seucrities and Exchange commission and are in agreement with the statements contained therin.

Very truly yours,



Arthur Andersen LLP

CH

 cc:Mr. Stephen L. Brown
     The Franklin Holding Corporation (Delaware)

715834.1